EXHIBIT 3.3


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            PIERCE MANUFACTURING INC.



        Preamble.  Pierce Manufacturing Inc., a corporation organized under the laws of the State of Wisconsin, hereby adopts the following Restated

   Articles of Incorporation of said corporation, which amend, supersede and take the place of its heretofore existing articles of incorporation and all amendments thereto.

        Article 1.     Name.  The name of the corporation is Pierce

   Manufacturing Inc.

        Article 2.     Purpose.  The corporation may engage in any lawful

   activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

        Article 3.     Authorized Shares.  The aggregate number of shares of

   stock which the corporation shall have authority to issue is Four Hundred

   Forty Two Thousand (442,000), consisting of one class only, designated as

   "Common Stock" with a par value of five cents ($.05) per share.

        Article 4.     Registered Office and Registered Agent.  The address

   of the registered office is 2600 American Drive, P.O. Box 2017, Appleton,

   Winnebago County, Wisconsin 54913.  The name of the corporation's registered agent at such address is Michael R. Reese.

        Article 5.     Number of Directors.  The number of directors at the

   time of the adoption of these Restated Articles of Incorporation is six

   (6), and hereafter, the number of directors, not less than three (3),

   shall be fixed by or in the manner provided in the Bylaws.

        Article 6.     Corporate Stock Transactions.  The corporation is

   authorized to acquire and dispose of its own shares.

        Article 7.     Preemptive Rights.  No holder of stock of the

   corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the corporation which it may issue or sell, or for any securities convertible into or carrying a right to subscribe to or acquire any shares of capital stock of the corporation

   (whether out of the number of shares authorized by these Articles of

   Incorporation, or out of any shares acquired by the corporation after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.